On  March 14, 2011, shareholders of
the  Fund  approved new  investment
advisory      and      sub-advisory
agreements.   The   percentage   of
shares outstanding and entitled  to
vote  that  were present  by  proxy
were 52.76%.  The numbers of shares
voted were as follows:
     For          Against       Abstain       Total

  3,186,137       25,282         51,468     3,262,887